Exhibit 28(d)

FORM OF

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of the      day of             , 2010 by and between DOUBLELINE FUNDS TRUST, a Delaware statutory trust (the “Trust”), and DOUBLELINE CAPITAL LP, a Delaware limited partnership (the “Adviser”).

WHEREAS, the Trust is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser is engaged in the business of providing investment advice and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust wishes to retain the Adviser to render investment advisory and management services; and

WHEREAS, the Adviser is willing to perform such services.

NOW, THEREFORE, the Trust and the Adviser agree as follows:

1.     Appointment.

(a)    The Trust hereby employs the Adviser to provide investment advisory and management services for each of the series of the Trust specified in Schedule A, as such Schedule A may be amended from time to time (each, individually, a “Fund” and, collectively, the “Funds”). This engagement is for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment and agrees to render the services and to assume the obligations set forth in this Agreement, for the compensation provided below.

(b)    If the Trust establishes one or more series other than the Funds listed in Schedule A with respect to which it desires to retain the Adviser to act as investment adviser hereunder, it shall notify the Adviser in writing. If the Adviser is willing to render such services, it shall notify the Trust in writing, whereupon such portfolio shall become a Fund under this Agreement and Schedule A shall be amended accordingly. The compensation payable by such new portfolio to the Adviser shall be agreed to in writing at the time.

(c)    The Adviser, subject to the prior approval of the Trust’s Board of Trustees, may from time to time employ or associate itself with such person or persons as the Adviser may believe to be particularly fitted to assist it in the performance of this Agreement, provided, however, that the compensation of such person or persons shall be paid by the Adviser and that the Adviser shall be as fully responsible to the Trust for the acts and omissions of any such employee or associated person as it is for its own acts and omissions.

2.     Advisory and Management Services. The Adviser, subject to the direction and supervision of the Trust’s Board of Trustees and in conformity with applicable laws, the Trust’s Declaration of Trust (the “Declaration of Trust”), Bylaws, Registration Statement, Prospectus and stated investment objectives, policies and restrictions, shall:

(a)    Manage the investment of each Fund’s assets including, by way of illustration, the evaluation of pertinent economic, statistical, financial and other data, the determination of the industries and companies to be represented in that Fund’s portfolio, the formulation and implementation of the Fund’s investment program, and the determination from time to time of the securities, cash and other investments, contracts, agreements or transactions (collectively “Securities”) to be purchased, retained, sold, entered into or terminated by the Fund;

(b)    Place orders for the purchase or sale of securities for each Fund’s account with broker-dealers or other execution agents or counterparties selected by the Adviser;

(c)    Administer the day to day operations of each Fund;

(d)    Furnish to the Trust office space at such place as may be agreed upon from time to time, and all office facilities, business equipment, supplies, utilities and telephone services necessary for managing the affairs and investments and keeping those accounts and records of the Trust and the Funds that are not maintained by the Trust’s transfer agent, custodian, accounting or subaccounting agent, and arrange for officers or employees of the Adviser to serve, without compensation from the Trust, as officers, trustees or employees of the Trust, if desired and reasonably required by the Trust; and

(e)    Pay such expenses as are incurred by it in connection with providing the foregoing services, except as provided in Section 3 below.

3.     Trust Expenses. The Trust assumes and shall pay or cause to be paid all expenses of the Trust and the Funds, including, without limitation: (a) all costs and expenses incident to the public offering of securities of the Trust, including those relating to the registration of its securities under the Securities Act of 1933, as amended, and any filings required under state securities laws and any fees payable in connection therewith; (b) the charges and expenses of any custodian appointed by the Trust for the safekeeping of the cash, portfolio securities and other property of the Funds; (c) the charges and expenses of independent accountants; (d) the charges and expenses of stock transfer and dividend disbursing agent or agents and registrar or registrars appointed by the Trust; (e) the charges and expenses of any accounting or subaccounting agent appointed by the Trust to provide accounting services to the Funds; (f) brokerage commissions, dealer spreads, and other costs incurred in connection with proposed or consummated portfolio securities transactions; (g) all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Trust to federal, state, local or other governmental agencies; (h) the cost and expense of printing and issuing certificates representing securities of the Trust; (i) fees involved in registering and maintaining registrations of the Trust under the 1940 Act; (j) all expenses of shareholders’ and trustees’ meetings, and of preparing, printing and mailing proxy statements and reports to shareholders; (k) fees and expenses of trustees of the Trust who are not officers or employees of the Adviser; (l) all fees and expenses incident to the Trust’s dividend reinvestment plan; (m) charges and expenses of legal counsel to the independent trustees and to the Trust; (n) trade association dues; (o) interest payable on Trust borrowings; (p) any shareholder relations expense; (q) premiums for a fidelity bond and any errors and omissions insurance maintained by the Trust; and (r) any other ordinary or extraordinary expenses incurred by the Trust or the Funds in the course of their business.

4.     Compensation. As compensation for the services performed with respect to each Fund, the Trust shall pay the Adviser as soon as practicable after the last day of each month a fee for such month computed at an annual rate specified in Schedule B, as may be amended from time to time.

For the purpose of calculating such fee, the net asset value for a month shall be the average of the net asset values as determined for each business day of the month. If this Agreement becomes effective after the first day of a month, or terminates before the last day of a month, the compensation provided shall be prorated.

The Trust shall also reimburse the Adviser for the organizational expenses incurred by the Adviser on behalf of each Fund or class thereof.

5.     Services Not Exclusive. Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from acting as investment adviser or manager for any other person, firm or corporation (including any other investment company), whether or not the investment objectives or policies of any such other person, firm or corporation are similar to those of a Fund, and shall not in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Adviser or any such affiliated person may be acting.

While information and recommendations supplied to each Fund shall, in the Adviser’s judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Fund, they may be different from the information and recommendations supplied by the Adviser or its affiliates to other investment companies, funds and advisory accounts. The Trust shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Trust recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Adviser to any other investment company, fund or advisory account.

6.     Portfolio Transactions and Brokerage. In placing portfolio transactions and selecting brokers or dealers, the Adviser shall endeavor to obtain on behalf of the Trust and the Funds the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the “brokerage and research services” provided to the Trust, the Funds and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay a broker or dealer which provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to the Trust and the Funds.

7.     Books and-Records. In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Adviser agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-l under the 1940 Act. Upon termination of this Agreement, the Adviser shall promptly, upon demand, return to the Trust all such records, except that the Adviser may retain copies for its records as may be required by applicable law and regulation and by its internal compliance obligations, subject to any confidentiality requirements.

8.     Voting. Adviser shall be authorized the exclusive right to vote on behalf of the Trust any proxies relating to assets owned by the Trust from time to time.

9.     Limitation of Liability. Neither the Adviser, nor any trustee, officer, agent or employee of the Adviser, shall be liable or responsible to the Trust or any of its shareholders for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by such person or persons of their respective duties, except for liability resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard of their respective duties. The Adviser shall be indemnified by the Trust as an agent of the Trust in accordance with the terms of Section 10.02(c) of the Declaration of Trust.

10.     Nature of Relationship. The Trust and the Adviser are not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them. The Adviser is an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent the Trust.

11.     Duration and Termination. This Agreement shall become effective upon its execution and shall continue in effect until two years from the date hereof, provided it is approved by the vote of each Fund’s shareholders. Thereafter, this Agreement shall continue in effect from year to year, provided its continuance is specifically approved at least annually (a) by vote of a “majority of the outstanding voting securities” of each Fund or by vote of the Board of Trustees of the Trust, and (b) by vote of a majority of the Trustees of the Trust who are not “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Trust (either by vote of its Board of Trustees or by vote of a “majority of the outstanding voting securities” of each Fund) may, at any time and without payment of any penalty, terminate this Agreement upon sixty days’ written notice to the Adviser. This Agreement shall automatically and immediately terminate in the event of its “assignment.” The Adviser may terminate this Agreement without payment of any penalty on sixty days’ written notice to the Trust.

12.     Definitions. For the purposes of this Agreement, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have their respective meanings defined in the 1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission, or such interpretive positions as may be taken by the Commission or its staff under said Act, and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the Rules and Regulations thereunder.

13.     Notices. Any notice under this Agreement shall be given in writing, addressed and delivered to the party to this Agreement entitled to receive such notice at such address as such party may designate in writing.

14.     Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent applicable law of the State of California, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as of the day and year first above written in Los Angeles, California.

DOUBLELINE FUNDS TRUST

By

Attest	By
[NAME]
[TITLE]

Secretary

DOUBLELINE CAPITAL LP

By
[NAME]
[TITLE]

Attest	By
[NAME]
[TITLE]

Secretary

SCHEDULE A

Funds

DoubleLine Total Return Bond Fund

DoubleLine Core Fixed Income Fund

DoubleLine Emerging Markets Fixed Income Fund

SCHEDULE B

Annual Fee Rate (expressed as a Fund percentage of net assets)

DoubleLine Total Return Bond Fund	0.40%

DoubleLine Core Fixed Income Fund	0.40%

DoubleLine Emerging Markets Fixed Income Fund	0.75%